Exhibit 3.1

AMENDED AND

RESTATED

CERTIFICATE OF INCORPORATION

OF

KPMG CONSULTING, INC.

      This is the Amended and Restated Certificate of Incorporation of KPMG Consulting, Inc., a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on August 17, 1999.

ARTICLE ONE

      The name of the corporation (which is hereinafter referred to as the “Corporation”) is KPMG Consulting, Inc.

ARTICLE TWO

      The address of the registered office of the Corporation in the State of Delaware is 30 Old Rudnick Lane, Suite 100, City of Dover, County of Kent, Zip Code 19901. The name of the registered agent of the Corporation at such address is Lexis Document Services Inc.

ARTICLE THREE

      The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE FOUR

      4.1 Capital Stock. The total number of shares of capital stock which the Corporation has authority to issue is 1,010,000,000, consisting of 10,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”), and 1,000,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”).

      4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to create and provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

      The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The designation of the series, which may be by distinguishing number, letter or title;

(b) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares such series then outstanding);

(c) Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

(d) The dates at which dividends, if any, shall be payable;

(e) The redemption rights and price or prices, if any, for shares of the series;

(f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(g) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) Whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or of such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i) Restrictions on the issuance of shares of the same series or of any other class or series;

(j) The voting rights, if any, of the holders of shares of the series; and

(k) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board of Directors shall determine.

      4.3 Common Stock. Except as otherwise provided by law, by this Certificate of Incorporation or any amendments hereto or in a Preferred Stock Designation, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and holders of shares of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. Each holder of Common Stock shall have one vote for each share of Common Stock held by such holder on all matters voted upon by the stockholders. The following is a statement of the powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock:

      (1) Dividends. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

      (2) Voting Rights. (a) At every meeting of the stockholders of the Corporation every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his or her name in the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders.

      (b) At any meeting of stockholders, the presence in person or by proxy of the holders of shares entitled to cast a majority of all the votes which could be cast at such meeting by the holders of all of the outstanding shares of stock of the Corporation entitled to vote at such meeting shall constitute a quorum.

      (3) Liquidation or Dissolution. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment, or setting apart for payment, in full of the amounts required to be paid to the holders of Preferred Stock, if any, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock. For purposes of this paragraph (3), unless otherwise provided with respect to any series of Preferred Stock, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, either voluntary or involuntary.

      4.4 Record Holders. The Corporation shall be entitled to treat the person in whose name any share of its capital stock is registered on the stock transfer books of the Corporation as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

      4.5 Reverse Split. Effective immediately upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each 5.045011933 shares of Common Stock held of record as of the Effective Time or held in the Corporation’s treasury as of the Effective Time shall be automatically reclassified and converted, without further action on the part of the holder thereof, into one share of Common Stock. No fractional share of Common Stock shall be issued to any holder upon such reclassification and conversion. From and after the Effective Time, such holder shall have no further interest as a stockholder in respect of any such fractional share and, in lieu of receiving such fractional share, shall be entitled to receive an amount in cash equal to the value of such fractional share based on the initial public offering price of each share of Common Stock, without interest. Such payment of cash in lieu of the fractional share shall be made promptly after the closing of the initial public offering of the Corporation (the “IPO”).

      Nothing contained in this Section 4.5 is intended to amend or modify Sections 4.1 or 4.2.

ARTICLE FIVE

      5.1 By-Laws; Accounts and Books. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized:

(a) to adopt, amend or repeal the By-Laws of the Corporation; provided, however, that the By-Laws may also be adopted, amended or repealed by the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock (as defined below), voting together as a single class; and

(b) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts, books and documents of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

      For purposes of this Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

      5.2 Other Constituencies. The Board of Directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation; (b) merge or consolidate the Corporation with another corporation or entity; or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to any and all factors the directors deem relevant, including, without limitation: (i) the effects upon the employees, suppliers, customers, strategic partners, creditors and others having similar relations with the Corporation, upon the communities in which the Corporation conducts its business or on such other constituencies of the Corporation as the Board of Directors considers relevant under the circumstances; (ii) not only the consideration being offered (after taking into account taxes) in relation to the then current market price for the Corporation’s outstanding shares of capital stock, but also the Board of Directors’ estimate of the (A) future value of the Corporation (including the unrealized value of its properties and assets) as an independent going concern and (B) the current value of the Corporation in a freely negotiated transaction; (iii) the purpose of the Corporation, and any of its subsidiaries, to provide quality products and services, employment opportunities and employment benefits and otherwise contribute to the communities in which it conducts its business on a long-term basis; (iv) whether the proposed transaction might violate federal or state laws; or (v) the long-term as well as short-term interests of the Corporation and its stockholders, including the possibility that such interests may be best served by the continued independence of the Corporation. If, on the basis of such factors, the Board of Directors determines that a proposal or offer to acquire the Corporation’s equity securities, to merge or consolidate the Corporation, or to sell its assets is not in the best interests of the Corporation, it may reject the proposal or offer. If the Board of Directors determines to reject any such proposal or offer, the Board of Directors shall have no obligation to facilitate, to remove any barriers to, or to refrain from impeding the proposal or offer, except in each case to the extent required by applicable law. Except to the extent required by applicable law, the consideration of any or all of such factors shall not be a violation of the business judgment rule or of any duty of the directors to the stockholders or a group of stockholders, even if the directors reasonably determine that any such factor or factors outweigh the financial or other benefits to the Corporation or a stockholder or group of stockholders. Nothing in this Section 5.2 shall create any duty owed by any director of the Corporation to any person or entity to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration to the foregoing matters. No such employee, former employee, supplier, customer, strategic partner, creditor or community or member thereof shall have any rights against any director of the Corporation or the Corporation under this Section 5.2

ARTICLE SIX

      6.1 Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

      6.2 Special Meetings of Stockholders. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the whole Board of Directors or by the Chairman of the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the Corporation’s notice of meeting. For purposes of this Certificate of Incorporation, “whole Board of Directors” means the total number of directors which the Corporation would then have on the Board of Directors if there were no vacancies.

      6.3 No Stockholder Action by Written Consent. Prior to such time as the Corporation effects an initial public offering of the Common Stock registered under the Securities Act of 1933, as amended, any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting if stockholders holding the number of shares required to approve such action consent in writing (which may be in counterparts), and the written consent or consents are filed with the proceedings of the stockholders. At or after such time as the Corporation effects an initial public offering of the Common Stock, but subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances or to consent to specific actions taken by the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

ARTICLE SEVEN

      7.1 Number of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the whole Board of Directors of the Corporation shall be such number as shall from time to time be fixed by resolution adopted by affirmative vote of a majority of the whole Board of Directors. The Board of Directors, other than as may be expressly provided as to any directors who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, and designated as Class I, Class II and Class III. The term of office of the Class I directors shall expire at the 2001 annual meeting of stockholders (to be held after the IPO), the term of office of the Class II directors shall expire at the 2002 annual meeting of stockholders, and the term of office of the Class III directors shall expire at the 2003 annual meeting of stockholders. At each annual meeting of stockholders, beginning with the 2001 annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The foregoing notwithstanding, each director shall serve until his or her successor shall have been duly elected and qualified, unless he or she shall die, resign, retire, become disqualified or be removed. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, except as may be expressly provided as to any directors who may be elected by the holders of any series of Preferred Stock. In no case will a decrease in the number of directors shorten the term of any incumbent director.

      7.2 Powers, Qualifications and Removal. The business of the Corporation shall be managed by or under the direction of the Board of Directors. A majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Any director may tender his resignation at any time. Subject to any rights of the holders of any series of Preferred Stock, any director may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of the least sixty six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock, voting together as a single class.

      7.3 Newly Created Directorships and Vacancies. Subject to any rights of the holders of any series of Preferred Stock to fill newly created directorships or vacancies under specified circumstances, any newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other reason shall, unless otherwise expressly required by law, be filled only by a resolution adopted by the affirmative vote of a majority of the directors then in office, even if less than a quorum, and each director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which such director has been elected expires and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification, removal from office or other reason.

      7.4 Ballots Not Required. Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

ARTICLE EIGHT

      A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment or repeal of this Article Eight, or adoption of any provision to this Certificate of Incorporation, by the stockholders of the Corporation shall adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment, repeal or adoption.

ARTICLE NINE

      9.1 Indemnification. The Corporation shall indemnify to the fullest extent permitted under the DGCL any person who was or is a party to (or witness in) or is threatened to be made a party to (or witness in) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or is or was serving (or who has agreed to serve) at the request of the Corporation as a director, officer, employee or agent of or in any other capacity with respect to another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      9.2 Expenses. Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding (1) in the case of any action, suit or proceeding against a director or officer of the Corporation, shall be paid by the Corporation or (2) in the case of any action, suit or proceeding against an employee or agent of the Corporation may, as authorized by the Board of Directors, be paid by the Corporation, in each case in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article Nine.

      9.3 Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Nine with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

      9.4 Not Exclusive. The indemnification and other rights set forth in this Article Nine shall not be exclusive of any provisions with respect thereto in the By-Laws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation or any person who is or was serving (or who has agreed to serve) at the request of the Corporation as a director, officer, employee or agent of or in any other capacity with respect to another corporation, partnership, limited liability company, joint venture, trust or other enterprise. The Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided by this Article Nine.

      9.5 No Reduction. Neither the amendment nor repeal of this Article Nine nor the adoption of any provision of this Certificate of Incorporation inconsistent with Article Nine shall eliminate or reduce the benefits of Article Nine in respect of any act or omission occurring prior to such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such act or omission which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article Nine if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

ARTICLE TEN

      10.1 Restrictions on Business Combinations. In addition to any affirmative vote that may be required by law, this Certificate of Incorporation or the By-Laws of the Corporation, and except as otherwise expressly provided in Section 10.2;

(i) any merger or consolidation of the Corporation or any subsidiary of the Corporation with or into (each term as defined below) (A) any Related Person or (B) any Person that is an Affiliate of a Related Person; or

(ii) any sale, lease, exchange, transfer or other disposition by the Corporation to any Related Person or any Affiliate of any Related Person of all or substantially all of the assets of the Corporation; or

(iii) any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation for which the approval of stockholders of the Corporation is otherwise required, or any merger, consolidation or share exchange of the Corporation with any of its subsidiaries for which the approval of stockholders of the Corporation is otherwise required, which has the effect, either directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding Common Stock or Voting Stock Beneficially Owned (as defined below) by any Related Person or any Affiliate of any Related Person; or

(iv) any dissolution of the Corporation voluntarily caused or proposed by or on behalf of a Related Person or any Affiliate of any Related Person; shall, in each case, require the affirmative vote of shares representing (x) not less than sixty six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the Voting Stock, voting together as a single class, and (y) a majority of the votes entitled to be cast by the Voting Stock (excluding all shares Beneficially Owned, directly or indirectly, by any Related Person or any Affiliate of a Related Person), voting together as a single class, with respect to such Business Combination. Such affirmative vote shall be required, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, elsewhere in this Certificate of Incorporation, in the By-laws of the Corporation or in any agreement with any national securities exchange or otherwise.

      10.2 Exceptions. The provisions of Section 10.1 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, the By-Laws of the Corporation and any other provision of the Certificate of Incorporation, if all of the conditions specified in either of the following Section 10.2 (i) or 10.2(ii) are met:

(i) the cash, property, securities or other consideration to be received per share by holders of the Common Stock in the Business Combination is either (A) the same in form and amount per share as the highest consideration paid by the Related Person in a tender or exchange offer in which such Related Person acquired at least 50% of the outstanding Common Stock and which was consummated not more than one year prior to the date of such Business Combination, or if earlier, the entering into of a definitive agreement providing therefor or (B) not less in amount (as to cash) or Fair Market Value (as to consideration other than cash) as of the date of the determination of the Highest Per Share Price (as to property, securities or other consideration) than the Highest Per Share Price; provided that, in the event of any Business Combination in which the Corporation survives, any shares retained by the holders thereof shall constitute consideration other than cash for purposes of this Section 10.2(i); or

(ii) a majority of the Continuing Directors shall have expressly approved such Business Combination either in advance of or subsequent to such Related Person’s having become a Related Person.

      In the case of any Business Combination with a Related Person to which Section 10.2 (ii) above does not apply, a majority of the Continuing Directors, promptly following the request of a Related Person, shall determine the Highest Per Share Price for each class or series of stock of the Corporation. Such determination shall be announced not less than five days prior to the meeting at which holders of shares vote on the Business Combination. Such determination shall be final, unless the Related Person becomes the Beneficial Owner of additional shares of Common Stock after the date of the earlier determination, in which case the Continuing Directors shall make a new determination as to the Highest Per Share Price for each class or series of shares prior to the consummation of the Business Combination.

      A Related Person shall be deemed to have acquired a share at the time that such Related Person became the Beneficial Owner thereof. With respect to shares owned by Affiliates, Associates and other Persons whose ownership is attributable to a Related Person, if the price paid by such Related Person for such shares is not determinable by a majority of the Continuing Directors, the price so paid shall be deemed to be the higher of (i) the price paid upon the acquisition thereof by the Affiliates, Associate or other Person or (ii) the Fair Market Value of the shares in question at the time when the Related Person became the Beneficial Owner thereof.

      10.3 Definitions. For purposes of this Article Ten and notwithstanding anything to the contrary set forth in this Certificate of Incorporation:

(i) The term “Affiliate,” used to indicate a relationship to a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

(ii) The term “Associate,” used to indicate a relationship with a specified Person, shall mean (A) any corporation, partnership, limited liability company, association, joint venture or other organization (other than the Corporation or any wholly owned subsidiary of the Corporation) of which such specified Person is director, officer or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities; (B) any trust or other estate in which such specified Person has a beneficial interest of 10% or more as to which such specified Person serves as trustee or in a similar fiduciary capacity; (C) any Person who is a director or officer of such specified Person or any of its parents or subsidiaries (other than the Corporation or any wholly owned subsidiary of the Corporation); and (D) any relative or spouse of such specified Person or of any of its Associates, or any relative of any such spouse, who has the same home as such specified Person or such Associate.

(iii) A Person shall be a “Beneficial Owner” of any stock (A) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or (B) which such Person or any of its Affiliates or Associates has, directly or indirectly, (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, provided, that a Person shall not be deemed the Beneficial Owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange, or (2) the right to vote pursuant to any agreement, arrangement or understanding, provided, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or (C) which is beneficially owned, directly or indirectly, by any other Person, with which such Person or any of its Affiliates or Associates has any agreement, arrangements or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B)(2) of this paragraph) or disposing of such stock; or (D) of which such Person would be the Beneficial Owner pursuant to the terms of Rule 13d-3 of the Exchange Act, as amended. Stock shall be deemed “Beneficially Owned” by the Beneficial Owner or Owners thereof.

(iv) The term “Business Combination” shall mean any transaction which is referred to in any one or more of clauses (i) through (iv) of Section 10.1.

(v) The term “Continuing Director” shall mean, with respect to a Business Combination with a Related Person, any director of the Corporation who is unaffiliated with the Related Person and was a director prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended or nominated to succeed a Continuing Director by a majority of the Continuing Directors. Without limiting the generality of the foregoing, a director shall be deemed to be affiliated with a Related Person if such director (A) is a partner, officer, director or employee of such Related Person; (B) is an Affiliate or Associate of such Related Person; (C) is a relative or spouse of such Related Person or of any such partner, officer, director, Affiliate or Associate; (D) performs services, or is a partner, member, officer, director, employee, greater than 5% stockholder or other equity owner of any organization (other than the Corporation and its subsidiaries) which performs services for such Related Person or any Affiliate of such Related Person, or is a relative or spouse of any such Person; or (E) was nominated for election as a director by such Related Person.

(vi) The term “Fair Market Value” shall mean, in the case of securities, the average of the closing sales prices during the 30-day period immediately preceding the date in question of such security on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such security is listed (or the composite tape therefor) or, if such securities are not listed on any such exchange, the average of the last reported sales price (if so reported) or the closing bid quotations with respect to such security during the 30-day period preceding the date in question on the New York Stock Exchange or, if no such quotations are available, the fair market value on the date in question of such security as determined in good faith by a majority of the Continuing Directors; and in the case of property other than cash or securities, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

(vii) The term “Highest Per Share Price” shall mean, with respect to a Related Person, the highest price that can be determined to have been paid or agreed to be paid for any share or shares of the Common Stock or Voting Stock by such Related Person in a transaction that either (1) resulted in such Related Person’s Beneficially Owning 15% or more of the Common Stock or Voting Stock outstanding or (2) was effected at a time when such Related Person Beneficially Owned 15% or more of the Common Stock or Voting Stock outstanding, in either case occurring not more than one year prior to the date of the Business Combination. In determining the Highest Per Share Price, appropriate adjustment will be made to take into account (w) distributions paid or payable in stock, (x) subdivisions of outstanding stock, (y) combinations of shares of stock into a smaller number of shares and (z) similar events.

(viii) The term “Person” shall mean any individual, corporation, limited liability company, association, partnership, joint venture, trust, estate or other entity or organization.

(ix) The term “Related Person” shall mean any Person (other than the Corporation or any subsidiary of the Corporation and other than any profit sharing, employee ownership or other employee benefit plan of the Corporation or any subsidiary of the corporation or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which (A) is the Beneficial Owner of 15% or more of the Common Stock or Voting Stock outstanding; or (B) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner of 15% or more of the Common Stock or Voting Stock outstanding. For the purposes of determining whether a Person is a Related Person, the number of shares of any class or series deemed to be outstanding shall include shares of such class or series of which the Person is deemed the Beneficial Owner, but shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, otherwise. Notwithstanding anything to the contrary herein, KPMG LLP, its successors or assignees, its Affiliates or Associates and any Person who receives Beneficial Ownership of 15% or more of the outstanding Common Stock directly from any of the foregoing Persons shall not be deemed to be Related Persons.

      10.4 Fiduciary Obligations. Nothing contained in this Article Ten shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

      10.5 Amendment. Notwithstanding any other provision of this Certificate of Incorporation (and notwithstanding that a lesser percentage may be specified by law), the affirmative vote of shares representing (x) not less than sixty six and two-thirds percent (66 2/3%) of the Voting Stock, voting together as a single class and (y) not less than a majority of the Voting Stock voting together as a single class, not Beneficially Owned, directly or indirectly, by any Related Person or any Affiliate of a Related Person shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Ten.

ARTICLE ELEVEN

      Any merger, consolidation, sale, lease, exchange, transfer or reclassification (whether or not such transaction involves a Related Person) which, pursuant to the DGCL, requires the approval of the stockholders of the Corporation, shall not be effected without the affirmative vote of shares representing not less than sixty six and two-thirds percent (66 2/3%) of the Voting Stock, voting together as a single class.

ARTICLE TWELVE

      The Corporation is to have perpetual existence.

ARTICLE THIRTEEN

      The Corporation reserves the right at any time and from time to time to amend or repeal any provision contained in this Certificate of Incorporation or any Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be adopted by the Corporation, in the manner now or hereafter prescribed herein or by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of

Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Thirteen; provided, however, that any amendment or repeal of, or adoption of any provision inconsistent with, Article Eight or Article Nine of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal or adoption of any provision inconsistent therewith; and provided further that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of the Certificate of Designation or such Preferred Stock Designation and the requirements of applicable law.

ARTICLE FOURTEEN

      Notwithstanding any provisions of this Certificate of Incorporation to the contrary, Article Five, Section 6.2, Section 6.3, Section 7.1, Section 7.2, Section 7.3, Article Eleven, Article Thirteen and this Article Fourteen shall not be amended or repealed and no provision inconsistent therewith or herewith shall be adopted without the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock, voting together as a single class. Article Ten of this Certificate of Incorporation may be amended or repealed, or a provision inconsistent therewith may be adopted, only in accordance with Section 10.5 of this Certificate of Incorporation.

ARTICLE FIFTEEN

      The Corporation expressly elects not to be governed by Section 203 of the DGCL.

      IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation which restates, integrates and amends the provisions of the Certificate of Incorporation of the Corporation, and which has been duly adopted by written consent of the majority shareholder in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law, has been executed by an authorized officer of the Corporation this 7th day of February, 2001.
KPMG CONSULTING, INC.
By:	/s/ David W. Black
Name: David W. Black Title: Executive Vice President, Secretary and General Counsel

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